UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 17, 2013

HAMPSHIRE GROUP, LIMITED

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-20201 (Commission File Number)	06-0967107 (I.R.S. Employer Identification No.)

114 W. 41st Street, New York, New York (Address of principal executive offices)	10036 (Zip code)

(864) 231-1200

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to 2009 Stock Incentive Plan

     On July 17, 2013, the Board of Directors of Hampshire Group, Limited (the “Company”) adopted an amendment to the Company’s 2009 Stock Incentive Plan (the “2009 Plan”) to increase the total number of shares of the Company’s common stock available for issuance under the 2009 Plan by 1,000,000 shares. As a result of the amendment, the total number of shares of the Company’s common stock authorized for issuance under the 2009 Plan is 1,880,000 shares.

The description of the amendment to the 2009 Plan is qualified by reference to the full text of such Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Stock Option Grant

On July 17, 2013 (the “Date of Grant”), the Compensation Committee of the Board of Directors of the Company granted a total of 1,000,000 non-qualified options (“Options”) to purchase the Company’s common stock to Paul M. Buxbaum, the Company’s President and Chief Executive Officer, under the Company’s 2009 Plan pursuant to an Option Grant Notice and Agreement dated as of July 17, 2013 (the “Option Grant”).

The exercise prices of the options under the Option Grant are as follows:

•     250,000 Options have an exercise price of $4.50 per Option;

•     250,000 Options have an exercise price of $6.75 per Option;

•     150,000 Options have an exercise price of $9.00 per Option;

•     125,000 Options have an exercise price of $11.25 per Option;

•     125,000 Options have an exercise price of $13.50 per Option; and

•     100,000 Options have an exercise price of $15.75 per Option.

The Options will expire on June 30, 2023, unless terminated sooner in accordance with the terms of the 2009 Plan.

Unless terminated prior to vesting, the Options will vest on the following schedule. For clarity, each group of Options at a common exercise price is referred to herein as an “Option Group.”

●	20% of the Options in each Option Group will vest upon the first anniversary of the Date of Grant;

●

An additional 20% of the Options in each Option Group will vest upon the earlier to occur of (i) the second anniversary of the Date of Grant or (ii) the achievement by the Company of at least $5 million of trailing twelve months Adjusted EBITDA;

●

An additional 20% of the Options in each Option Group will vest upon the earlier to occur of (i) the third anniversary of the Date of Grant or (ii) the achievement by the Company of at least $7.5 million of trailing twelve months Adjusted EBITDA;

●

An additional 20% of the Options in each Option Group will vest upon the earlier to occur of (i) the fourth anniversary of the Date of Grant or (ii) the achievement by the Company of at least $10 million of trailing twelve months Adjusted EBITDA; and

●

An additional 20% of the Options in each Option Group will vest upon the earlier to occur of (i) the fifth anniversary of the Date of Grant or (ii) the achievement by the Company of at least $12.5 million of trailing twelve months Adjusted EBITDA.

For purposes of the Option Grant: (i) the phrase “trailing twelve months Adjusted EBITDA” means the (a) earnings before interest taxes depreciation and amortization (“EBITDA”) of the Company less (b) the amount of Acquired Base EBITDA (defined below), in each case, for the twelve full calendar months prior to the date such amount is being measured, as calculated by the Company on a monthly basis and (ii) the phrase “Acquired Base EBITDA” means an amount equal to the aggregate amount of EBITDA of the Company attributable to all businesses acquired by the Company (whether by asset purchase, equity purchase, merger or otherwise), since the Date of Grant, all as determined by the Company.

The Compensation Committee reserves the right to adjust the Adjusted EBITDA thresholds set forth above to reflect sales and other dispositions of the assets of the Company that occur after the Date of Grant.

Generally, unvested Options will be subject to forfeiture upon Mr. Buxbaum’s termination with the Company for any reason. Notwithstanding the foregoing, in the event of Mr. Buxbaum’s termination with the Company prior to the expiration date for any reason other than by the Company for cause, as defined in the 2009 Plan, and if, for the twelve months ended as of the anniversary of the Date of Grant following such termination, the Company achieves trailing twelve months Adjusted EBITDA at a level that would have, in the absence of such termination, resulted in the vesting of additional Options pursuant to the vesting schedule above, such additional Options will become vested Options and will remain exercisable until the earlier of the expiration date and the date that is 90 days after the anniversary of the date of grant following such termination.

The description of the Option Grant is qualified by reference to the full text of the Option Grant, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Management Agreement

On July 18, 2013, the Company entered into a Management Agreement (the “Agreement”) with Buxbaum Holdings, Inc., d/b/a Buxbaum Group (“Buxbaum Group”) dated as of July 16, 2013. The Agreement replaces the letter agreement dated January 28, 2013, as extended, with the Buxbaum Group, pursuant to which the Buxbaum Group provided certain restructuring and advisory consulting services, including providing the services of Paul M. Buxbaum to serve as the Company’s Chief Executive Officer. The letter agreement expired by its terms on July 16, 2013.

Pursuant to the Agreement, Buxbaum Group will provide management, advisory and consulting services to the Company, solely through Mr. Buxbaum. Mr. Buxbaum will consult with the Board of Directors of the Company (the “Board”) and management of the Company and its subsidiaries in such manner and on such business and financial matters as may be reasonably requested from time to time by the Board, including but not limited to: (i) supervising the operations of the Company and its subsidiaries in accordance with policies established by the Board and usual and customary standards of efficient operation and maintenance; (ii) assisting in the preparation of operating budgets and business plans; (iii) advising and assisting the Company and its subsidiaries regarding their corporate and financial structure; (iv) advising and assisting the Company and its subsidiaries in formulating long-term business strategies; (v) advising and assisting the Company in securing equity and/or debt financing and negotiating and structuring the terms of such financing; (vi) assisting the Company and its subsidiaries with controlled mergers and acquisitions with, and of, third party entities; and (vii) responding to Board requests concerning, and perform any other management services incidental to, the foregoing, or any other management or advisory services reasonably requested by the Board from time to time and to which Buxbaum Group agrees.

As part of the Agreement, the Company will continue to supply the services of Mr. Buxbaum, who will serve as President and Chief Executive Officer of the Company (together with such other position or positions consistent with Mr. Buxbaum’s title as the Board and Mr. Buxbaum agree from time to time) and will have such duties and responsibilities commensurate with such title. If requested, Mr. Buxbaum will serve as Chairman of the Board and a director of the Company and as an officer and/or director of any other member of the Company and its subsidiaries, in each case without additional compensation.

The term of the Agreement commenced on July 16, 2013 and, unless terminated sooner as provided in the Agreement, will continue during the period ending on the close of business on December 31, 2014. Thereafter, the term will be automatically extended, without further action by the Company or Buxbaum Group, by one additional year, first on the expiration of the initial term, and then on each subsequent anniversary thereafter, unless, not less than 60 days prior to the end of the term (including any extension thereof), either Buxbaum Group or the Company will have notified the other in writing of its intention not to further extend the term.

The Buxbaum Group will be paid an annual fee of $450,000. In addition, the Buxbaum Group will be eligible to receive an annual incentive fee determined in the sole discretion of the Compensation Committee of the Board. Mr. Buxbaum is entitled to receive such equity awards as the Compensation Committee of the Board may determine in its sole discretion from time to time.

Either party may terminate the Agreement at any time upon not less than ten days written notice by one party to the other party; provided, however, that either party may terminate the Agreement effective immediately upon written notice to the other party, if such other party is in breach of the Agreement. Upon termination of the Agreement by the Company without Cause (as defined in the Agreement), or upon termination of the Agreement by Buxbaum Group for Good Reason (as defined in the Agreement), Buxbaum Group will be entitled to the Annual Fee, and reimbursement for the cost of all medical benefits for Mr. Buxbaum and his family, for a period of three months after the date of termination of the Agreement.

“Cause” is defined in the Agreement with respect to Mr. Buxbaum to mean (1) the conviction or plea of guilty or nolo contendere with respect to a felony (other than a DUI or similar felony), or the commission of a crime involving moral turpitude, or the commission of any other material act or omission involving misappropriation, embezzlement, dishonesty or fraud with respect to the Company; (2) substantial and repeated failure to perform his duties proscribed to him by Buxbaum Group consistent with the Agreement as reasonably directed in writing by the Company’s Board of Directors with reasonable specificity continuing beyond 30 days’ prior written notice of such failure (which notice shall set forth in reasonable detail the facts or circumstances constituting such failure); (3) willful misconduct or breach of fiduciary duty with respect to the Company; or (4) any other material breach of the Agreement which is not cured (to the extent curable) within thirty (30) days after written notice thereof to Buxbaum Group (which notice shall set forth in reasonable specificity the facts or circumstances constituting or giving rise to such breach).

“Good Reason” is defined in the Agreement to mean any material breach by the Company of the Agreement; provided a written notice must be delivered to the Company and the Company will have 30 days after the receipt of such notice during which the Company may cure the occurrence giving rise to the claim for Good Reason termination.

Mr. Buxbaum agreed to a non-competition covenant during the term of the Agreement and for a period of three months following any termination of the Agreement. Mr. Buxbaum also agreed not to solicit any of the Company’s customers or personnel during the Agreement and for a period of one year following any termination of the Agreement. In addition, Buxbaum Group and Mr. Buxbaum also agreed to customary confidentiality restrictions for an indefinite period following any termination of the Agreement.

Mr. Buxbaum is required to submit to the Board all business, commercial and investment opportunities or offers presented or otherwise made available to Buxbaum Group or Mr. Buxbaum at any time during the Term which relate to the business of the Company. If the Board does not pursue such opportunity or offer, Mr. Buxbaum and/or the Buxbaum Group will be permitted to pursue it and it shall not be deemed a breach of Buxbaum Group’s or Mr. Buxbaum’s duties to the Company (including without limitation any fiduciary duties). The Company acknowledged that from time to time Mr. Buxbaum provides consulting services to certain companies referenced in the Agreement (the “Consulting Companies”) Notwithstanding the covenants of Mr. Buxbaum and/or Buxbaum Group set forth in the Agreement, the Company acknowledges and agrees that Mr. Buxbaum and/or Buxbaum Group may continue to provide consulting services to such Consulting Companies and such services will not be a breach of the Agreement. In the event Mr. Buxbaum and/or Buxbaum Group desires to provide consulting services to any party not referenced in the Agreement, Mr. Buxbaum and Buxbaum Group will obtain the Board’s prior written consent.

The Company will provide coverage to Mr. Buxbaum in his capacity as a director and officer under the Company’s directors and officers liability insurance policy. The Company will use its commercially reasonable efforts to have Buxbaum Group named as an insured under the policy.

The description of the Agreement is qualified by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment Number 1 to the Hampshire Group, Limited 2009 Stock Incentive Plan.

10.2	Option Grant Notice and Agreement dated as of July 17, 2016 between Hampshire Group, Limited and Paul M. Buxbaum.

10.3	Management Agreement, dated as of July 16, 2013, by and among Hampshire Group, Limited, Buxbaum Holdings, Inc., d/b/a Buxbaum Group, and Paul M. Buxbaum (omitted schedules will be supplied to the SEC upon request).

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAMPSHIRE GROUP, LIMITED

By:	/s/ Trey A. Darwin
Name: Trey A. Darwin
Title: Vice President and Chief Financial Officer

Dated: July 23, 2013

Exhibit Index

Exhibit No.	Description

10.1	Amendment Number 1 to the Hampshire Group, Limited 2009 Stock Incentive Plan.

10.2	Option Grant Notice and Agreement dated as of July 17, 2016 between Hampshire Group, Limited and Paul M. Buxbaum.

10.3

Management Agreement, dated as of July 16, 2013, by and among Hampshire Group, Limited, Buxbaum Holdings, Inc., d/b/a Buxbaum Group, and Paul M. Buxbaum (omitted schedules will be supplied to the SEC upon request).